EMPLOYMENT TRANSITION AGREEMENT

This Employment Transition Agreement (“Employee Transition Agreement”) is made by and between PriceSmart, Inc. (“PriceSmart”) and Juan Ignacio Biehl (“Employee”) (collectively, the “Parties”) effective on the date set forth below, with respect to the following facts:

A.Employee is currently employed by PriceSmart as its Chief Technology Officer (“CTO”) pursuant to a March 15, 2018 Employment Agreement (the “2018 Employment Agreement”) as amended on June, 14, 2018 (the “First Amendment”), July 26, 2019 (the “Second Amendment”), and September 1, 2020 (the “Third Amendment”) (collectively, the “Amended Employment Agreements”; and

B.The Parties have mutually agreed that Employee’s employment with PriceSmart will end by  Employee’s resignation tendered as of February 3, 2023,  and have further agreed to accomplish said transition of employment (the “Transition”) in an orderly way on the terms set forth in this Employment Transition Agreement; and

C.To effectuate the intent of the Parties and set forth the complete understanding of the Parties on Employee’s Transition they have entered in to this Employment Transition Agreement, which shall supersede and replace any and all terms of Employee’s Amended Employment Agreements and any other Agreements between them to date respecting employee’s employment (unless otherwise specified herein);

D.PriceSmart and Employee have agreed that by signing this Agreement Employee immediately and irrevocably resigns his employment, and that to enable an orderly transition Employee’s last date of employment will be June 1, 2023    (the “Termination Date”);

THEREFORE, in consideration of the promises and mutual agreements hereinafter set forth, it is agreed by and between the undersigned as follows:

1.Transition Period and Duties.  Provided Employee makes himself available during the Transition Period at reasonable times and upon reasonable notice for consultation relating to PriceSmart matters about which he has knowledge,  Employee will remain employed by PriceSmart until the Termination Date, and will continue to receive his regular salary and benefits through the Termination Date.  The period between the execution of this Agreement and the Termination Date shall be called the Transition Period. During the first half of the Transition Period, from February 3, 2023 to March 31, 2023 (“Initial Transition Period”), Employee will be expected to perform his normal duties for PriceSmart, as described (for reference only) in section 1 (b) of the superseded 2018 Employment Agreement, with a focus on creating an orderly transition plan.  He will have access to PriceSmart’s facilities, computer network or other information.  During the second half of the Transition Period, from April 1, 2023 to June 1, 2023 (“Consultancy Period”), Employee will act as a consultant to PriceSmart on matters of transition, and provide such information and services as are reasonably necessary for an orderly completion of his employment and as requested by PriceSmart.  Employee’s authority and agency shall be restricted during the Consultancy Period to only that specific authority and agency as determined by PriceSmart.  During the entire Transition Period, Employee will use his best efforts to perform his duties and will support PriceSmart’s business objectives.

2.Termination Date.    Employee’s resignation is final and binding upon the execution of this Employment Transition Agreement, but shall not be implemented until the Termination Date.    At or before the Termination Date Employee shall resign from all board or officer positions within the company and its subsidiaries and affiliates. This Agreement shall constitute an agreement to resign from any such positions.    At or before the Termination Date Employee will return to the Employer all credit cards, company property, electronic devices, computers, drives, thumb drives, electronic media, or hard copy of all Company-related information, and certify by email that he has returned all such information to the Company.

3.Continuing Obligations of Employment During the Transition Period.  This Employee Transition Agreement supersedes the terms of the Amended Employment Agreement, which shall be deemed to be of no force and effect, except that the terms of section 8 (Confidentiality) and section 9 (Intellectual Property) and all subsections are incorporated herein as though set forth at length and remain in force.  In all other respects, this Employment Transition Agreement extinguishes all rights and obligations of the Parties under the Amended Employment Agreements.

4.Payments Upon Termination of Employment.  In lieu of any and all provisions and calculations in the superseded Amended Employment Agreements, the following shall be paid to Employee upon the completion of the Transition Period, at or after the Termination Date:

4.1Accrued wages and expenses.  Upon the Termination Date, Employee will be paid all unpaid wages through that date, including all compensation, wages, and expense reimbursements owed to him.

4.2Bonus.  Based on the Company’s Bonus Program, which requires that Employee remain employed by the Company through the end of the relevant Bonus year, Employee is not entitled to a Bonus for the current calendar year.

4.3Equity.  Employee shall be entitled to retain all Stock which has already vested, pursuant to the Amended Employment Agreement, and as of the Termination Date.

4.4Proportional “Aguinaldo” and Accrued Vacations under Costa Rica Law.  Employee will be paid all vacation days that were accrued and not enjoyed during the term of the labor contract and the proportional part of the “Aguinaldo,” which is a mandatory bonus that is paid in Costa Rica and referred to as the “13 month’s pay.”  When paid at the end of a completed year, the amount is equal to average monthly salary received by the employee between December 1st of the previous year and November 30th of the payment year.  In cases where the employee’s employment terminates during the year, the “Aguinaldo” payment is pro rated.  Thus, Employee’s “Aguinaldo” shall be calculated as one third of Employee’s average monthly salary during the period between December 1, 2022 and March 31, 2023.

5.Representation Concerning Filing of Legal Actions.  Employee represents that, as of the date of this Agreement, he has not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against PriceSmart or any of the other Released Parties in any court of law.  Employee further agrees that, to the fullest extent permitted by law, he will not prosecute in any court, whether state or federal, any claim or demand of any type related to the matters released above, it being the intention of the parties that with the execution of this release, the Released Parties will be absolutely, unconditionally and forever discharged of and from all obligations to or on behalf of Employee related in any way to the matters discharged herein.

6.No Admissions.  By entering into this Agreement, the Released Parties make no admission that they have engaged, or are now engaging, in any unlawful conduct.  The parties understand and acknowledge that this Agreement is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.

7.Severability.  In the event any provision of this Agreement shall be found unenforceable by a court of competent jurisdiction, the provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the Released Parties shall receive the benefits contemplated herein to the fullest extent permitted by law.  If a deemed modification is not satisfactory in the judgment of such court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

8.Confidentiality.  Employee agrees that confidentiality is one of the most important terms of this Employment Transition Agreement.  The terms and conditions of this Agreement shall remain confidential, and neither Employee nor any agent of Employee shall disclose, directly or indirectly, the facts underlying the terms and conditions of this Agreement or this Agreement itself to any other person or entity.  Employee specifically agrees that he will not disclose that she has received the Severance Payment described above, or that Employee received any money or benefits relating to the termination of his employment as described in this Agreement, except to his registered domestic partner or spouse (if applicable), or to his attorneys and financial advisors for income tax reporting purposes, or unless required or permitted to do so by law.  Employee agrees that disclosure of any of the terms or conditions of this Agreement shall constitute and be treated as a material breach of this Agreement.  Nothing in this Agreement shall be construed to prevent Employee from responding truthfully and completely to any lawfully issued court order or subpoena or from communicating with a government agency.    Employee also agrees and acknowledges that he shall not disclose to any person or entity not authorized by the PriceSmart, or use for the benefit of any person or entity other than the PriceSmart, any confidential or proprietary information, including but not limited to, operations information, personnel data and/or financial and organizational data, that was obtained during or as a result of Employee’s employment with the PriceSmart.  The foregoing does not supersede, but applies in addition to any obligations to which Employee is subject pursuant to section 8 of his Amended Employment Agreements, incorporated herein, and any other confidentiality or nondisclosure agreement that Employee signed in connection with his employment.

9.Applicable Law.  The validity, interpretation and performance of this Agreement shall be construed and interpreted according to the laws of the United States of America and the State of Florida.

10.Binding on Successors.  The parties agree that this Agreement shall be binding on, and inure to the benefit of, their successors, heirs and/or assigns.

11.Full Defense.  This Agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by Employee in breach hereof.  Employee agrees that in the event an action or proceeding is instituted by the Released Parties in order to enforce the terms or provisions of this Agreement, the Released Parties shall be entitled to an award of reasonable costs and attorneys’ fees incurred in connection with enforcing this Agreement.  The terms of this paragraph shall not apply to an action by Employee to challenge the enforceability of Employee’s waiver of rights under the Age Discrimination in Employment Act.

12.Good Faith.  The parties agree to do all things necessary and to execute all further documents necessary and appropriate to carry out and effectuate the terms and purposes of this Agreement.

13.Integration.  Except as provided herein, this Agreement contains the entire agreement between PriceSmart and the Employee on the subjects addressed in this Agreement and replaces any other prior agreements or representations, whether oral or written, between them;  provided, however, that PriceSmart’s Code of Conduct and Employee Handbook, which prohibits disclosure of its proprietary information, remains in full force and effect and is not superseded by this Agreement.

14.Modification.  This Agreement may be amended only by a written instrument executed by all parties hereto.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN.  WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Dated: ____March 10, 2023____	By:	/s/ Juan Ignacio Biehl
Juan Ignacio Biehl

PriceSmart, Inc.

Dated: ____March 10, 2023____	By:	/s/ David Price
David Price
EVP, Chief of Staff to the Interim CEO